Free Writing Prospectus	Filed Pursuant to Rule 433
(To the Prospectus dated February 10, 2009, and	Registration No. 333-145845
the Prospectus Supplement dated March 1, 2010)
July 28, 2010

BARCLAYS BANK PLC

Barclays Reverse Convertible NotesSM	All Asset Classes and Structures Under One RoofSM

Terms used in this free writing prospectus are described or defined in the prospectus supplement. The reverse convertible notes (the “Notes”) offered will have the terms described in the prospectus supplement and the prospectus, as supplemented by this free writing prospectus. THE NOTES DO NOT GUARANTEE ANY RETURN OF PRINCIPAL AT MATURITY.

Each reference asset below is in the form of a linked share and represents a separate Note offering. The purchaser of a Note will acquire a security linked to a single linked share (not a basket or index of linked shares). The following terms relate to each separate Note offering:

•	Issuer: Barclays Bank PLC

•	Issue date: August 31, 2010

•	Initial valuation date: August 26, 2010

•	Final valuation date: August 26, 2011

•	Maturity date: August 31, 2011

•	Initial price: Closing price of the linked share on the initial valuation date.

•	Final price: Closing price of the linked share on the final valuation date.

•	Protection price: The protection level multiplied by the initial price, rounded to the nearest cent as appropriate.
•	Interest payment dates: Paid monthly in arrears on the same day of the month as the issue date and calculated on a 30/360 basis, commencing on the month following the issue date.

•	Public offering price: Variable Price Re-offers**

•	Tax allocation of coupon rate:

Deposit income*: TBD

Put premium: The coupon rate minus the deposit income.

The following terms relate to the specific Note offering for each respective linked share:

Linked Share	Initial Share Price	Page Number	Ticker Symbol	Principal Amount	Coupon Rate*	Protection Level	Aggregate Proceeds to Issuer**	Note Issuance#	CUSIP/ISIN
Alcoa Inc.	TBD	FWP-8	AA	TBD	9.00%	75.0%	TBD	E-5817	06740PJW7/ US06740PJW77
Apple Inc.	TBD	FWP-10	AAPL	TBD	8.50%	80.0%	TBD	E-5818	06740PJX5/ US06740PJX50
American Express Company	TBD	FWP-12	AXP	TBD	8.50%	75.0%	TBD	E-5819	06740PJY3/ US06740PJY34
Citigroup inc.	TBD	FWP-14	C	TBD	9.00%	75.0%	TBD	E-5820	06740PJZ0/ US06740PJZ09
Carpenter Technology Corporation	TBD	FWP-16	CRS	TBD	11.00%	75.0%	TBD	E-5821	06740PKA3/ US06740PKA39
JPMorgan Chase & Co.	TBD	FWP-17	JPM	TBD	8.50%	75.0%	TBD	E-5822	06740PKB1/ US06740PKB12
Noble Corporation	TBD	FWP-19	NE	TBD	9.00%	80.0%	TBD	E-5823	06740PKC9/ US06740PKC94
Nokia Corporation (American depositary share)	TBD	FWP-20	NOK	TBD	9.75%	80.0%	TBD	E-5824	06740PKD7/ US06740PKD77

*	Annualized Rate
**	Barclays Capital Inc. has agreed to purchase the Notes from us at 100% of the principal amount minus a commission equal to $21 per $1,000 principal amount, or 2.10%, resulting in aggregate proceeds to Barclays Bank PLC with respect to each Note offering as indicated in the table above. Barclays Capital Inc. proposes to offer the Notes from time to time for sale in negotiated transactions, or otherwise, at varying prices to be determined at the time of each sale. Barclays Capital Inc. may also use all or a portion of its commissions on the Notes to pay selling concessions or fees to other dealers.

See “Risk Factors” in this free writing prospectus and beginning on page S-5 of the prospectus supplement for a description of risks relating to an investment in the Notes.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus dated February 10, 2009, the prospectus supplement dated March 1, 2010, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, the pricing supplement and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430). A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

GENERAL TERMS FOR EACH NOTES OFFERING

This free writing prospectus relates to separate Note offerings, each linked to a different linked share. The purchaser of a Note will acquire a security linked to a single linked share (not to a basket or index of linked shares) identified on the cover page. You may participate in any one of the Notes offerings or, at your election, in more than one. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although each Note offering relates only to the individual linked share identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to any of those linked shares or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus and the prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. The prospectus and the prospectus supplement may be accessed on the SEC website at www.sec.gov as follows:

Prospectus dated February 10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023285/dposasr.htm

Prospectus Supplement dated March 1, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510043357/d424b3.htm

RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-5 of the prospectus supplement as the following highlights some, but not all, of the risk considerations relevant to investing in the Notes. In particular we urge you to read the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Fully Principal Protected or Are Partially Protected or Contingently Protected”; and

•	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level”.

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

Suitability of Notes for Investment—You should reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this free writing prospectus, the applicable pricing supplement, the prospectus supplement and the prospectus. Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

No Principal Protection—The principal amount of your investment is not protected and you may receive less, and possibly significantly less, than the amount you invest.

Return Limited to Coupon—Your return is limited to the coupon payments. You will not participate in any appreciation in the price of the linked share.

No Secondary Market—Upon issuance, the Notes will not have an established trading market.

Market Disruption Events and Adjustments—The calculation agent may adjust any variable described in this free writing prospectus, including but not limited to the final valuation date, the initial price, the final price, the protection level, the protection price, the physical delivery amount and any combination thereof as described in the following sections of the accompanying prospectus supplement.

•	For a description of what constitutes a market disruption event and the consequences thereof, see “Reference Assets—Equity Securities—Market

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Disruption Events Relating to Securities with an Equity Security as the Reference Asset” with respect to linked shares that are equity securities and “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds” with respect to linked shares that are exchange-traded funds; and

•

For a description of further adjustments that may affect the linked share, see “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” with respect to linked shares that are equity securities and “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” with respect to linked shares that are exchange-traded funds.

Exchange Rate Risk—Because American depositary shares are denominated in U.S. dollars but represent foreign equity securities that are denominated in a foreign currency, changes in currency exchange rates may negatively impact the value of the American depositary shares. The value of the foreign currency may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. Therefore, exposure to exchange rate risk may result in reduced returns for Notes linked to American depositary shares.

Risks Associated with Foreign Securities Markets—Because foreign equity securities underlying the American depositary shares may be publicly traded in the applicable foreign countries and are denominated in currencies other than U.S. dollars, investments in the Notes linked to American depositary shares involve particular risks. For example, the foreign securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the United States or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies. Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets. Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries. These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, foreign economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Taxes—We intend to treat each Note as a put option written by you in respect of the reference asset and a deposit with us of cash in an amount equal to the principal amount of the Note to secure your potential obligation under the put option. Pursuant to the terms of the Notes, you agree to treat the Notes in accordance with this characterization for all U.S. federal income tax purposes. However, because there are no regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible. See “Certain U.S. Federal Income Tax Considerations” below.

SUMMARY

Principal Payment at Maturity

A $1,000 investment in the Notes will pay $1,000 at maturity unless: (a) the final price of the linked shares is lower than the initial price of the linked shares; and (b) between the initial valuation date and the final valuation date, inclusive, the closing price of the linked shares on any day is below the protection price.

If the conditions described in (a) and (b) are both true, at maturity you will receive, at our election, instead of the full principal amount of your Notes, either (i) the physical delivery amount (fractional shares to be paid in cash in an amount equal to the fractional shares multiplied by the final price), or (ii) a cash amount equal to the principal amount you invested reduced by the percentage decrease in the price of the linked share.

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If you receive shares of the linked shares in lieu of the principal amount of your Notes at maturity, the value of your investment will approximately equal the market value of the shares of the linked shares you receive, which could be substantially less than the value of your original investment. You may lose some or all of your principal if you invest in the Notes.

Interest

The Notes will bear interest, if any, from the issue date specified on the front cover at the coupon rate specified on the front cover of this free writing prospectus. The interest paid, if any, will include interest accrued from the issue date or the prior interest payment date, as the case may be, to, but excluding, the relevant interest payment date or maturity date. No interest will accrue and be payable on your Notes after the maturity date specified on the front cover if such maturity date is extended or if the final valuation date is extended. A “business day” is any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which the banking institutions in New York City or London, generally, are authorized or obligated by law, regulation or executive order to close. See generally “Interest Mechanics” in the prospectus supplement.

Physical Delivery Amount

The physical delivery amount will be calculated by the calculation agent by dividing the principal amount of your Notes by the initial price of the linked shares. The physical delivery amount, the initial price of the linked shares and other amounts may change due to stock splits or other corporate actions. See “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

You should carefully consider, among other things, the matters set forth in “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement. The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of Notes.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes. Under one reasonable approach, each Note should be treated as a put option written by you (the “Put Option”) that permits us to (1) sell the reference asset to you at maturity for an amount equal to the Deposit (as defined below), plus any accrued and unpaid interest, acquisition discount and/or original issue discount on the Deposit, or (2) ”cash settle” the Put Option (i.e., require you to pay to us at maturity the difference between the Deposit (plus any accrued and unpaid interest, acquisition discount, and/or original issue discount on the Deposit) and the value of the reference asset at such time), and a deposit with us of cash in an amount equal to the “issue price” or purchase price of your Note (the “Deposit”) to secure your potential obligation under the Put Option. We intend to treat the Notes consistent with this approach. However, other reasonable approaches are possible. Pursuant to the terms of the Notes, you agree to treat the Notes as cash deposits and put options with respect to the reference asset for all U.S. federal income tax purposes. Because the term of the Notes is less than one year, we intend to treat the Deposits as “short-term debt instruments” for U.S. federal income tax purposes. Please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Short-Term Obligations” in the accompanying prospectus supplement for certain U.S. federal income tax considerations applicable to short-term obligations. However, because under certain circumstances, the Notes may be outstanding for more than one year, it is possible that the Deposit may not be treated as short-term obligations. In that event, the U.S. federal income tax treatment of the Deposit would be described under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Payments of Interest” in the accompanying prospectus supplement.

On the cover page we have determined the yield on the Deposit and the Put Premium, which are treated as described in the section of the accompanying prospectus supplement called “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Deposits and Put Options”. In addition, we intend to treat any discount on the Notes as attributable to the Put Option, and therefore as if Put Premium equal to the discount is paid to the holder. However, the Internal Revenue Service (the “IRS”) could assert that any discount on the Notes should be attributable in whole or in part to the Deposit. Moreover, if the IRS were successful in asserting an alternative characterization for the Notes, the timing and character of income on the Notes might differ.

On December 7, 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of certain notes (which may include the Notes). According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether a holder of such notes should be required to accrue ordinary income on a current basis, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any.

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It is possible, however, that under such guidance, holders of such notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code (which are discussed further in the prospectus supplement) might be applied to such instruments. It is unclear whether any regulations or other guidance would apply to the Notes (possibly on a retroactive basis). Prospective investors are urged to consult their tax advisors regarding the notice and the possible effect to them of the issuance of regulations or other guidance that affects the federal income tax treatment of the Notes.

Holders that are individuals (and, to the extent provided in future regulations, entities) may be subject to reporting obligations applicable to certain foreign financial assets with respect to their Notes if the aggregate value of their Notes and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. This information reporting requirement is generally applicable for taxable years beginning after March 18, 2010. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your Notes.

We do not plan to request a ruling from the IRS regarding the tax treatment of the Notes, and the IRS or a court may not agree with the tax treatment described in this free writing prospectus.

LINKED SHARE ISSUER AND LINKED SHARE INFORMATION

We urge you to read the following sections in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information” with respect to linked shares that are equity securities and “Reference Assets—Exchange-Traded Funds—Reference Asset Investment Company and Reference Asset Information” with respect to linked shares that are exchange-traded funds. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, and the Investment Company Act of 1940, as amended, which is commonly referred to as the “’40 Act”, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act or the ’40 Act by a company issuing a linked share can be located by reference to the relevant linked share SEC file number specified below.

The summary information below regarding the companies issuing the linked shares comes from the issuers’ respective SEC filings and has not been independently verified by us. We do not make any representations as to the accuracy or completeness of such information or of any filings made by the issuers of the linked shares with the SEC. You are urged to refer to the SEC filings made by the relevant issuer and to other publicly available information (such as the issuer’s annual report) to obtain an understanding of the issuer’s business and financial prospects. The summary information contained below is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer.

Description of Hypothetical Examples

Each linked share described below contains a Table of Hypothetical Values at Maturity, based on the assumptions outlined for each linked share, which demonstrates the return that you would have earned from (i) an investment in the Notes compared to (ii) a direct investment in the linked shares, based on certain percentage changes between the initial price and final price of the linked shares (prior to the deduction of any applicable brokerage fees or charges).

In each Table of Hypothetical Values at Maturity some amounts are rounded and actual returns may be different. The following is a general description of how the hypothetical values in each table were determined.

On the final valuation date, the final price of the linked shares is determined.

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If the final price of the linked shares is at or above its initial price, you will receive a payment at maturity of $1,000, regardless of whether the protection price was ever reached or breached during the term of the Notes.

If the final price of the linked shares is below its initial price but the closing price of the linked shares never fell below the protection price during the term of the Notes, you will receive a payment at maturity of $1,000.

If the final price of the linked shares is below its initial price and the closing price of the linked shares fell below the protection price during the term of the Notes, you will receive, at our election, either (a) a number of shares equal to the physical delivery amount, plus a cash amount equal to the fractional shares multiplied by the final price or (b) the cash amount equal to the principal amount that you invested reduced by the percentage decrease in the price of the linked shares.

In any case, you would also have received the applicable interest payments during the term of the Notes. Since the reinvestment rate for each coupon payment is assumed to be 0.00%, assuming no change in the closing price of the linked shares from the initial valuation date to the final valuation date, if the coupon yield on the Notes exceeds the dividend yield on the linked shares, the total return on the Notes would be higher relative to the total return of an investment in the linked shares.

If you had invested directly in the linked shares for the same period, you would have received total cash payments representing the number of shares of the linked shares you could have purchased with your $1,000 investment on the initial valuation date (assuming you could invest in fractional shares) multiplied by the final price of the linked shares. In addition, investors will realize a payment in respect of dividends which will equal the dividend yield multiplied by the $1,000 investment. Investors should realize that for purposes of these calculations the dividend yield is calculated as of the initial valuation date and is held constant regardless of the final price of the linked shares.

Since the reinvestment rate for any dividend payment is assumed to be 0.00%, assuming no change in the closing price of the linked shares from the initial valuation date to the final valuation date, if the coupon yield on the Notes was less than the dividend yield on the linked shares, the total return on the Notes would be lower relative to the total return of an investment in the linked shares.

In each instance, the percentage gain or loss from an investment in the Notes and a direct investment in the linked shares is set forth below in the Table of Hypothetical Values at Maturity.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

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Alcoa Inc.

According to publicly available information, Alcoa Inc. (the “Company”) is a producer and manager of primary aluminum, fabricated aluminum, and alumina combined, through its participation in certain aspects of the industry: technology, mining, refining, smelting, fabricating, and recycling. Aluminum is a commodity that is traded on the London Metal Exchange (LME) and priced daily based on market supply and demand. Aluminum and alumina represent more than three-fourths of the Company’s revenues, and the price of aluminum influences the operating results of the Company. Nonaluminum products include precision castings and aerospace and industrial fasteners. The Company’s products are used worldwide in aircraft, automobiles, commercial transportation, packaging, building and construction, oil and gas, defense, and industrial applications.

The Company is a global company operating in 31 countries. Based upon the country where the point of sale occurred, the United States (U.S.) and Europe generated 52% and 27%, respectively, of Alcoa’s sales in 2009. In addition, Alcoa has investments and operating activities in Australia, Brazil, China, Iceland, Guinea, Russia, and the Kingdom of Saudi Arabia. Governmental policies, laws and regulations, and economic factors, including inflation and fluctuations in foreign currency exchange rates and interest rates, affect the results of operations in these countries.

The Company’s operations consist of four worldwide reportable segments: Alumina, Primary Metals, Flat-Rolled Products, and Engineered Products and Solutions.

The linked share’s SEC file number is 1-3610.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
September 30, 2004	$33.68	$29.51	$33.59
December 31, 2004	$34.98	$30.65	$31.42
March 31, 2005	$32.29	$28.30	$30.39
June 30, 2005	$31.79	$25.92	$26.13
September 30, 2005	$29.98	$23.99	$24.42
December 30, 2005	$29.84	$22.29	$29.57
March 31, 2006	$32.19	$28.39	$30.56
June 30, 2006	$36.96	$28.55	$32.36
September 29, 2006	$34.00	$26.60	$28.04
December 29, 2006	$31.30	$26.39	$30.01
March 30, 2007	$36.05	$28.09	$33.90
June 29, 2007	$42.90	$33.63	$40.53
September 28, 2007	$48.77	$30.25	$39.12
December 31, 2007	$40.70	$33.22	$36.55
March 31, 2008	$39.67	$26.69	$36.06
June 30, 2008	$44.76	$33.65	$35.62
September 30, 2008	$35.66	$21.03	$22.58
December 31, 2008	$22.30	$6.82	$11.26
March 31, 2009	$12.44	$4.98	$7.34
June 30, 2009	$12.38	$7.04	$10.33
September 30, 2009	$14.84	$8.96	$13.12
December 31, 2009	$16.51	$11.89	$16.12
March 31, 2010	$17.60	$12.26	$14.24
June 30, 2010	$15.15	$10.01	$10.06
July 26, 2010*	$11.37	$9.81	$11.23

*	High, low and closing prices are for the period starting July 1, 2010 and ending July 26, 2010.

Hypothetical Examples

The following Table of Hypothetical Values at Maturity demonstrates the hypothetical amount payable at maturity based on the assumptions outlined below. Some amounts are rounded and actual returns may be different. See section “Description of Hypothetical Examples” above.

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

Linked share: AA

Initial price: $11.23

Protection level: 75.00%

Protection price: $8.42

Physical delivery amount: 89($1,000/Initial price)

Fractional shares: 0.047195

Coupon: 9.00% per annum

Maturity: August 31, 2011

Dividend yield: 1.07% per annum

Coupon amount monthly: $7.50

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Table of Hypothetical Values at Maturity

	1-Year Total Return
Final Level (% Change)	Investment in the Notes		Direct Investment in the Linked Shares
+ 100%	9.00%		101.07%
+ 90%	9.00%		91.07%
+ 80%	9.00%		81.07%
+ 70%	9.00%		71.07%
+ 60%	9.00%		61.07%
+ 50%	9.00%		51.07%
+ 40%	9.00%		41.07%
+ 30%	9.00%		31.07%
+ 20%	9.00%		21.07%
+ 10%	9.00%		11.07%
+ 5%	9.00%		6.07%

0%	9.00%		1.07%

	Protection Price Ever Breached?
	NO	YES
- 5%	9.00%	4.00%	-3.93%
- 10%	9.00%	-1.00%	-8.93%
- 20%	9.00%	-11.00%	-18.93%
- 30%	N/A	-21.00%	-28.93%
- 40%	N/A	-31.00%	-38.93%
- 50%	N/A	-41.00%	-48.93%
- 60%	N/A	-51.00%	-58.93%
- 70%	N/A	-61.00%	-68.93%
- 80%	N/A	-71.00%	-78.93%
- 90%	N/A	-81.00%	-88.93%
- 100%	N/A	-91.00%	-98.93%

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Apple Inc.

According to publicly available information, Apple Inc. and its wholly-owned subsidiaries (collectively the “Company”) design, manufacture, and market personal computers, mobile communication devices, and portable digital music and video players and sell a variety of related software, services, peripherals, and networking solutions. The Company sells its products worldwide through its online stores, its retail stores, its direct sales force, and third-party wholesalers, resellers, and value-added resellers. In addition, the Company sells a variety of third-party Macintosh® (“Mac”), iPhone® and iPod® compatible products, including application software, printers, storage devices, speakers, headphones, and various other accessories and peripherals through its online and retail stores, and digital content and applications through the iTunes Store®. The Company sells to consumer, small and mid-sized business (“SMB”), education, enterprise, government and creative customers. The Company is a California corporation founded in 1977.

At the end of fiscal 2009, the Company had opened a total of 273 retail stores, including 217 stores in the U.S. and 56 stores internationally. The stores offer a selection of third-party hardware, software, and various other accessories and peripherals that are intended to complement the Company’s products.

The linked share’s SEC file number is 0-10030.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
September 30, 2004	$19.64	$14.37	$19.38
December 31, 2004	$34.79	$18.83	$32.20
March 31, 2005	$45.44	$31.30	$41.67
June 30, 2005	$44.44	$33.11	$36.81
September 30, 2005	$54.56	$36.29	$53.61
December 30, 2005	$75.46	$47.87	$71.89
March 31, 2006	$87.05	$57.67	$62.72
June 30, 2006	$73.38	$55.41	$57.12
September 29, 2006	$77.78	$50.35	$77.03
December 29, 2006	$93.15	$72.60	$84.84
March 30, 2007	$97.80	$81.90	$92.91
June 29, 2007	$127.60	$89.60	$122.04
September 28, 2007	$155.00	$111.62	$153.54
December 31, 2007	$202.96	$150.64	$198.08
March 31, 2008	$200.20	$115.44	$143.50
June 30, 2008	$192.24	$144.54	$167.44
September 30, 2008	$180.91	$100.61	$113.66
December 31, 2008	$116.40	$79.16	$85.35
March 31, 2009	$109.90	$78.20	$105.12
June 30, 2009	$146.40	$103.90	$142.43
September 30, 2009	$188.89	$134.42	$185.37
December 31, 2009	$213.94	$180.76	$210.86
March 31, 2010	$237.48	$190.26	$234.93
June 30, 2010	$279.00	$199.35	$251.53
July 26, 2010*	$265.00	$239.60	$259.28

*	High, low and closing prices are for the period starting July 1, 2010 and ending July 26, 2010.

Hypothetical Examples

The following Table of Hypothetical Values at Maturity demonstrates the hypothetical amount payable at maturity based on the assumptions outlined below. Some amounts are rounded and actual returns may be different. See section “Description of Hypothetical Examples” above.

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

Linked share: AAPL

Initial price: $259.28

Protection level: 80.00%

Protection price: $207.42

Physical delivery amount: 3($1,000/Initial price)

Fractional shares: 0.856834

Coupon: 8.50% per annum

Maturity: August 31, 2011

Dividend yield: 0.00% per annum

Coupon amount monthly: $7.08

FWP-9

Table of Hypothetical Values at Maturity

	1-Year Total Return
Final Level (% Change)	Investment in the Notes		Direct Investment in the Linked Shares
+ 100%	8.50%		100.00%
+ 90%	8.50%		90.00%
+ 80%	8.50%		80.00%
+ 70%	8.50%		70.00%
+ 60%	8.50%		60.00%
+ 50%	8.50%		50.00%
+ 40%	8.50%		40.00%
+ 30%	8.50%		30.00%
+ 20%	8.50%		20.00%
+ 10%	8.50%		10.00%
+ 5%	8.50%		5.00%

0%	8.50%		0.00%

	Protection Price Ever Breached?
	NO	YES
- 5%	8.50%	3.50%	-5.00%
- 10%	8.50%	-1.50%	-10.00%
- 20%	8.50%	-11.50%	-20.00%
- 30%	N/A	-21.50%	-30.00%
- 40%	N/A	-31.50%	-40.00%
- 50%	N/A	-41.50%	-50.00%
- 60%	N/A	-51.50%	-60.00%
- 70%	N/A	-61.50%	-70.00%
- 80%	N/A	-71.50%	-80.00%
- 90%	N/A	-81.50%	-90.00%
- 100%	N/A	-91.50%	-100.00%

FWP-10

American Express Company

According to publicly available information, American Express Company (the “Company”) together with its consolidated subsidiaries, is a global payments, network and travel company that offers its products and services throughout the world as of December 31, 2009. The Company was founded in 1850 as a joint stock association and was incorporated in 1965 as a New York corporation. The Company’s headquarters are located in New York, New York in lower Manhattan. The Company also has offices in other locations in North America, as well as throughout the world.

The linked share’s SEC file number is 001-07657.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
September 30, 2004	$45.30	$41.75	$45.05
December 31, 2004	$49.94	$44.53	$49.34
March 31, 2005	$50.77	$43.78	$44.97
June 30, 2005	$48.41	$43.34	$46.59
September 30, 2005	$52.06	$45.78	$50.28
December 30, 2005	$53.05	$46.60	$51.46
March 31, 2006	$55.00	$51.05	$52.55
June 30, 2006	$54.90	$50.92	$53.22
September 29, 2006	$56.19	$49.75	$56.08
December 29, 2006	$62.50	$55.00	$60.67
March 30, 2007	$61.00	$53.91	$56.40
June 29, 2007	$65.24	$55.34	$61.18
September 28, 2007	$65.89	$55.50	$59.37
December 31, 2007	$63.63	$50.37	$52.02
March 31, 2008	$52.32	$39.50	$43.72
June 30, 2008	$52.63	$37.61	$37.67
September 30, 2008	$42.50	$31.71	$35.43
December 31, 2008	$35.80	$16.55	$18.55
March 31, 2009	$21.38	$9.71	$13.63
June 30, 2009	$28.45	$13.18	$23.24
September 30, 2009	$36.50	$22.00	$33.90
December 31, 2009	$42.25	$31.69	$40.52
March 31, 2010	$43.24	$36.60	$41.26
June 30, 2010	$49.19	$37.14	$39.70
July 26, 2010*	$45.55	$38.43	$45.43

*	High, low and closing prices are for the period starting July 1, 2010 and ending July 26, 2010.

Hypothetical Examples

The following Table of Hypothetical Values at Maturity demonstrates the hypothetical amount payable at maturity based on the assumptions outlined below. Some amounts are rounded and actual returns may be different. See section “Description of Hypothetical Examples” above.

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

Linked share: AXP

Initial price: $45.43

Protection level: 75.00%

Protection price: $34.07

Physical delivery amount: 22($1,000/Initial price)

Fractional shares: 0.011886

Coupon: 8.50% per annum

Maturity: August 31, 2011

Dividend yield: 1.61% per annum

Coupon amount monthly: $7.08

FWP-11

Table of Hypothetical Values at Maturity

	1-Year Total Return
Final Level (% Change)	Investment in the Notes		Direct Investment in the Linked Shares
+ 100%	8.50%		101.61%
+ 90%	8.50%		91.61%
+ 80%	8.50%		81.61%
+ 70%	8.50%		71.61%
+ 60%	8.50%		61.61%
+ 50%	8.50%		51.61%
+ 40%	8.50%		41.61%
+ 30%	8.50%		31.61%
+ 20%	8.50%		21.61%
+ 10%	8.50%		11.61%
+ 5%	8.50%		6.61%

0%	8.50%		1.61%

	Protection Price Ever Breached?
	NO	YES
- 5%	8.50%	3.50%	-3.39%
- 10%	8.50%	-1.50%	-8.39%
- 20%	8.50%	-11.50%	-18.39%
- 30%	N/A	-21.50%	-28.39%
- 40%	N/A	-31.50%	-38.39%
- 50%	N/A	-41.50%	-48.39%
- 60%	N/A	-51.50%	-58.39%
- 70%	N/A	-61.50%	-68.39%
- 80%	N/A	-71.50%	-78.39%
- 90%	N/A	-81.50%	-88.39%
- 100%	N/A	-91.50%	-98.39%

FWP-12

Citigroup Inc.

According to publicly available information, Citigroup Inc. (the “Company”) dates back to the founding of Citibank in 1812. The Company’s original corporate predecessor was incorporated in 1988 under the laws of the State of Delaware. Following a series of transactions over a number of years, the Company was formed in 1998 upon the merger of Citicorp and Travelers Group Inc.

The Company is now a global diversified financial services holding company whose businesses provide consumers, corporations, governments and institutions with a range of financial products and services including consumer banking, credit cards, corporate and investment banking, securities brokerage and wealth management. It has approximately 200 million customer accounts and does business in more than 140 countries.

As of December 31, 2009, the Company currently operated, for management reporting purposes, via two primary business segments: (1) Citicorp, consisting of the Company’s Regional Consumer Banking businesses and Institutional Clients Group; and (2) Citi Holdings, consisting of its Brokerage and Asset Management and Local Consumer Lending businesses, and a Special Asset Pool. There is also a third segment, Corporate/Other.

The linked share’s SEC file number is 001-09924.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
September 30, 2004	$47.45	$43.00	$44.12
December 31, 2004	$49.06	$42.11	$48.18
March 31, 2005	$49.99	$44.05	$44.94
June 30, 2005	$48.14	$43.80	$46.23
September 30, 2005	$46.81	$42.91	$45.52
December 30, 2005	$49.76	$44.00	$48.53
March 31, 2006	$49.33	$44.85	$47.23
June 30, 2006	$50.71	$47.17	$48.24
September 29, 2006	$50.35	$46.22	$49.67
December 29, 2006	$56.66	$48.83	$55.70
March 30, 2007	$56.28	$48.05	$51.34
June 29, 2007	$55.53	$50.41	$51.29
September 28, 2007	$52.97	$44.66	$46.67
December 31, 2007	$48.77	$28.80	$29.44
March 31, 2008	$29.89	$18.00	$21.42
June 30, 2008	$27.35	$16.58	$16.76
September 30, 2008	$22.21	$12.85	$20.51
December 31, 2008	$23.50	$3.05	$6.71
March 31, 2009	$7.58	$0.97	$2.53
June 30, 2009	$4.48	$2.43	$2.97
September 30, 2009	$5.42	$2.55	$4.84
December 31, 2009	$5.00	$3.15	$3.31
March 31, 2010	$4.40	$3.11	$4.05
June 30, 2010	$5.07	$3.53	$3.76
July 26, 2010*	$4.30	$3.62	$4.15

*	High, low and closing prices are for the period starting July 1, 2010 and ending July 26, 2010.

Hypothetical Examples

The following Table of Hypothetical Values at Maturity demonstrates the hypothetical amount payable at maturity based on the assumptions outlined below. Some amounts are rounded and actual returns may be different. See section “Description of Hypothetical Examples” above.

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

Linked share: C

Initial price: $4.15

Protection level: 75.00%

Protection price: $3.11

Physical delivery amount: 240($1,000/Initial price)

Fractional shares: 0.963855

Coupon: 9.00% per annum

Maturity: August 31, 2011

Dividend yield: 0.00% per annum

Coupon amount monthly: $7.50

FWP-13

Table of Hypothetical Values at Maturity

	1-Year Total Return
Final Level (% Change)	Investment in the Notes		Direct Investment in the Linked Shares
+ 100%	9.00%		100.00%
+ 90%	9.00%		90.00%
+ 80%	9.00%		80.00%
+ 70%	9.00%		70.00%
+ 60%	9.00%		60.00%
+ 50%	9.00%		50.00%
+ 40%	9.00%		40.00%
+ 30%	9.00%		30.00%
+ 20%	9.00%		20.00%
+ 10%	9.00%		10.00%
+ 5%	9.00%		5.00%

0%	9.00%		0.00%

	Protection Price Ever Breached?
	NO	YES
- 5%	9.00%	4.00%	-5.00%
- 10%	9.00%	-1.00%	-10.00%
- 20%	9.00%	-11.00%	-20.00%
- 30%	N/A	-21.00%	-30.00%
- 40%	N/A	-31.00%	-40.00%
- 50%	N/A	-41.00%	-50.00%
- 60%	N/A	-51.00%	-60.00%
- 70%	N/A	-61.00%	-70.00%
- 80%	N/A	-71.00%	-80.00%
- 90%	N/A	-81.00%	-90.00%
- 100%	N/A	-91.00%	-100.00%

FWP-14

Carpenter Technology Corporation

According to publicly available information, Carpenter Technology Corporation (the “Company”) is engaged in the manufacturing, fabrication, and distribution of specialty metals. As of June 30, 2009, the Company had a backlog of orders of approximately $230 million, substantially all of which is expected to be shipped within fiscal year 2010. As of June 30, 2009, the total workforce consisted of approximately 3,200 employees.

The linked share’s SEC file number is 001-05828.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
September 30, 2004	$23.91	$15.47	$23.87
December 31, 2004	$30.96	$19.18	$29.23
March 31, 2005	$35.06	$24.83	$29.71
June 30, 2005	$31.73	$25.20	$25.90
September 30, 2005	$32.76	$25.35	$29.31
December 30, 2005	$36.04	$25.59	$35.24
March 31, 2006	$49.68	$34.98	$47.26
June 30, 2006	$71.06	$46.86	$57.75
September 29, 2006	$61.27	$45.06	$53.76
December 29, 2006	$59.56	$48.84	$51.26
March 30, 2007	$62.83	$48.19	$60.38
June 29, 2007	$69.00	$59.38	$65.16
September 28, 2007	$74.98	$49.77	$65.01
December 31, 2007	$79.65	$61.82	$75.17
March 31, 2008	$75.38	$50.80	$55.97
June 30, 2008	$63.06	$41.69	$43.65
September 30, 2008	$43.10	$24.12	$25.65
December 31, 2008	$25.58	$11.72	$20.54
March 31, 2009	$24.20	$12.02	$14.12
June 30, 2009	$25.20	$13.53	$20.81
September 30, 2009	$26.29	$16.29	$23.39
December 31, 2009	$28.35	$20.12	$26.95
March 31, 2010	$38.82	$25.72	$36.60
June 30, 2010	$43.24	$32.73	$32.83
July 26, 2010*	$38.17	$31.20	$38.11

*	High, low and closing prices are for the period starting July 1, 2010 and ending July 26, 2010.

Hypothetical Examples

The following Table of Hypothetical Values at Maturity demonstrates the hypothetical amount payable at maturity based on the assumptions outlined below. Some amounts are rounded and actual returns may be different. See section “Description of Hypothetical Examples” above.

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

Linked share: CRS

Initial price: $38.11

Protection level: 75.00%

Protection price: $28.58

Physical delivery amount: 26($1,000/Initial price)

Fractional shares: 0.239832

Coupon: 11.00% per annum

Maturity: August 31, 2011

Dividend yield: 1.92% per annum

Coupon amount monthly: $9.17

FWP-15

Table of Hypothetical Values at Maturity

	1-Year Total Return
Final Level (% Change)	Investment in the Notes		Direct Investment in the Linked Shares
+ 100%	11.00%		101.92%
+ 90%	11.00%		91.92%
+ 80%	11.00%		81.92%
+ 70%	11.00%		71.92%
+ 60%	11.00%		61.92%
+ 50%	11.00%		51.92%
+ 40%	11.00%		41.92%
+ 30%	11.00%		31.92%
+ 20%	11.00%		21.92%
+ 10%	11.00%		11.92%
+ 5%	11.00%		6.92%

0%	11.00%		1.92%

	Protection Price Ever Breached?
	NO	YES
- 5%	11.00%	6.00%	-3.08%
- 10%	11.00%	1.00%	-8.08%
- 20%	11.00%	-9.00%	-18.08%
- 30%	N/A	-19.00%	-28.08%
- 40%	N/A	-29.00%	-38.08%
- 50%	N/A	-39.00%	-48.08%
- 60%	N/A	-49.00%	-58.08%
- 70%	N/A	-59.00%	-68.08%
- 80%	N/A	-69.00%	-78.08%
- 90%	N/A	-79.00%	-88.08%
- 100%	N/A	-89.00%	-98.08%

FWP-16

JPMorgan Chase & Co.

According to publicly available information, JPMorgan Chase & Co. (the “Company”) is a financial holding company incorporated under Delaware law in 1968. The Company is one of the largest banking institutions in the United States, with $2.0 trillion in assets, $165.4 billion in stockholders’ equity and operations worldwide.

The Company’s principal bank subsidiaries are JPMorgan Chase Bank, National Association, a national banking association with branches in 23 states, and Chase Bank USA, National Association, a national banking association that is the Company’s credit card-issuing bank. The Company’s principal non-bank subsidiary is J.P. Morgan Securities Inc., its U.S. investment banking firm. The bank and non-bank subsidiaries of the Company operate nationally as well as through overseas branches and subsidiaries, representative offices and subsidiary foreign banks.

The linked share’s SEC file number is: 001-05805.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
September 30, 2004	$40.25	$35.50	$39.73
December 31, 2004	$40.45	$36.35	$39.01
March 31, 2005	$39.65	$34.35	$34.60
June 30, 2005	$36.49	$33.36	$35.32
September 30, 2005	$35.95	$33.32	$33.93
December 30, 2005	$40.56	$32.98	$39.69
March 31, 2006	$42.42	$37.88	$41.64
June 30, 2006	$46.80	$39.34	$42.00
September 29, 2006	$47.49	$40.40	$46.96
December 29, 2006	$49.00	$45.51	$48.30
March 30, 2007	$51.95	$45.91	$48.38
June 29, 2007	$53.25	$47.70	$48.45
September 28, 2007	$50.48	$42.18	$45.82
December 31, 2007	$48.02	$40.15	$43.65
March 31, 2008	$49.28	$36.02	$42.95
June 30, 2008	$49.75	$33.96	$34.31
September 30, 2008	$48.35	$29.25	$46.70
December 31, 2008	$50.50	$19.69	$31.53
March 31, 2009	$31.64	$14.96	$26.58
June 30, 2009	$38.94	$25.32	$34.11
September 30, 2009	$46.50	$31.59	$43.82
December 31, 2009	$47.47	$40.06	$41.67
March 31, 2010	$46.05	$37.03	$44.75
June 30, 2010	$48.20	$36.51	$36.61
July 26, 2010*	$40.83	$35.16	$40.33

*	High, low and closing prices are for the period starting July 1, 2010 and ending July 26, 2010.

Hypothetical Examples

The following Table of Hypothetical Values at Maturity demonstrates the hypothetical amount payable at maturity based on the assumptions outlined below. Some amounts are rounded and actual returns may be different. See section “Description of Hypothetical Examples” above.

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

Linked share: JPM

Initial price: $40.33

Protection level: 75.00%

Protection price: $30.25

Physical delivery amount: 24($1,000/Initial price)

Fractional shares: 0.795438

Coupon: 8.50% per annum

Maturity: August 31, 2011

Dividend yield: 0.49% per annum

Coupon amount monthly: $7.08

FWP-17

Table of Hypothetical Values at Maturity

	1-Year Total Return
Final Level (% Change)	Investment in the Notes		Direct Investment in the Linked Shares
+ 100%	8.50%		100.49%
+ 90%	8.50%		90.49%
+ 80%	8.50%		80.49%
+ 70%	8.50%		70.49%
+ 60%	8.50%		60.49%
+ 50%	8.50%		50.49%
+ 40%	8.50%		40.49%
+ 30%	8.50%		30.49%
+ 20%	8.50%		20.49%
+ 10%	8.50%		10.49%
+ 5%	8.50%		5.49%

0%	8.50%		0.49%

	Protection Price Ever Breached?
	NO	YES
- 5%	8.50%	3.50%	-4.51%
- 10%	8.50%	-1.50%	-9.51%
- 20%	8.50%	-11.50%	-19.51%
- 30%	N/A	-21.50%	-29.51%
- 40%	N/A	-31.50%	-39.51%
- 50%	N/A	-41.50%	-49.51%
- 60%	N/A	-51.50%	-59.51%
- 70%	N/A	-61.50%	-69.51%
- 80%	N/A	-71.50%	-79.51%
- 90%	N/A	-81.50%	-89.51%
- 100%	N/A	-91.50%	-99.51%

FWP-18

Noble Corporation

According to publicly available information, Noble Corporation (the “Company”) is an offshore drilling contractor for the oil and gas industry. The Company performs contract drilling services with its fleet of 62 mobile offshore drilling units located worldwide as of December 31, 2009. The Company’s fleet consists of 13 semisubmersibles, four dynamically positioned drillships, 43 jackups and two submersibles.

The linked share’s SEC file number is 000-53604.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
September 30, 2004	$23.24	$17.66	$22.48
December 31, 2004	$25.27	$21.39	$24.87
March 31, 2005	$29.55	$23.52	$28.11
June 30, 2005	$32.30	$24.41	$30.76
September 30, 2005	$36.36	$29.93	$34.23
December 30, 2005	$37.82	$28.57	$35.27
March 31, 2006	$42.48	$34.53	$40.55
June 30, 2006	$43.08	$31.24	$37.21
September 29, 2006	$38.63	$30.46	$32.09
December 29, 2006	$41.16	$29.26	$38.08
March 30, 2007	$40.78	$33.81	$39.34
June 29, 2007	$49.41	$39.20	$48.76
September 28, 2007	$54.29	$43.48	$49.05
December 31, 2007	$57.63	$46.21	$56.51
March 31, 2008	$58.09	$40.41	$49.67
June 30, 2008	$68.77	$48.50	$64.96
September 30, 2008	$67.12	$39.89	$43.90
December 31, 2008	$43.57	$19.25	$22.09
March 31, 2009	$29.25	$20.03	$24.09
June 30, 2009	$37.50	$23.04	$30.25
September 30, 2009	$39.60	$27.56	$37.96
December 31, 2009	$45.08	$35.87	$40.70
March 31, 2010	$45.60	$38.50	$41.82
June 30, 2010	$43.93	$26.23	$30.91
July 26, 2010*	$33.46	$29.15	$32.76

*	High, low and closing prices are for the period starting July 1, 2010 and ending July 26, 2010.

Hypothetical Examples

The following Table of Hypothetical Values at Maturity demonstrates the hypothetical amount payable at maturity based on the assumptions outlined below. Some amounts are rounded and actual returns may be different. See section “Description of Hypothetical Examples” above.

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

Linked share: NE

Initial price: $32.76

Protection level: 80.00%

Protection price: $26.21

Physical delivery amount: 30($1,000/Initial price)

Fractional shares: 0.525031

Coupon: 9.00% per annum

Maturity: August 31, 2011

Dividend yield: 0.00% per annum

Coupon amount monthly: $7.50

FWP-19

Table of Hypothetical Values at Maturity

	1-Year Total Return
Final Level (% Change)	Investment in the Notes		Direct Investment in the Linked Shares
+ 100%	9.00%		100.00%
+ 90%	9.00%		90.00%
+ 80%	9.00%		80.00%
+ 70%	9.00%		70.00%
+ 60%	9.00%		60.00%
+ 50%	9.00%		50.00%
+ 40%	9.00%		40.00%
+ 30%	9.00%		30.00%
+ 20%	9.00%		20.00%
+ 10%	9.00%		10.00%
+ 5%	9.00%		5.00%

0%	9.00%		0.00%

	Protection Price Ever Breached?
	NO	YES
- 5%	9.00%	4.00%	-5.00%
- 10%	9.00%	-1.00%	-10.00%
- 20%	9.00%	-11.00%	-20.00%
- 30%	N/A	-21.00%	-30.00%
- 40%	N/A	-31.00%	-40.00%
- 50%	N/A	-41.00%	-50.00%
- 60%	N/A	-51.00%	-60.00%
- 70%	N/A	-61.00%	-70.00%
- 80%	N/A	-71.00%	-80.00%
- 90%	N/A	-81.00%	-90.00%
- 100%	N/A	-91.00%	-100.00%

FWP-20

Nokia Corporation

According to publicly available information, Nokia Corporation (the “Company”) is a public limited liability company incorporated under the laws of the Republic of Finland. The Company currently has three target segments for the Company’s portfolio of mobile devices and services—mobile phones, smartphones and mobile computers. For 2009, the Company’s net sales totaled EUR 41.0 billion (USD 58.7 billion) and its operating profit was EUR 1.2 billion (USD 1.7 billion). At the end of 2009, the Company employed 123,553 people; had production facilities for mobile devices and network infrastructure in nine countries; sales in more than 160 countries; and a global network of sales, customer service and other operational units.

The SEC file number of the linked share (American depository share) is 001-13202.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
September 30, 2004	$14.82	$10.89	$13.72
December 31, 2004	$16.90	$13.66	$15.67
March 31, 2005	$16.50	$13.92	$15.43
June 30, 2005	$17.70	$14.52	$16.64
September 30, 2005	$18.07	$15.17	$16.91
December 30, 2005	$18.82	$15.82	$18.30
March 31, 2006	$21.36	$17.66	$20.72
June 30, 2006	$23.40	$18.83	$20.26
September 29, 2006	$21.60	$18.23	$19.69
December 29, 2006	$21.00	$19.05	$20.32
March 30, 2007	$23.21	$18.88	$22.92
June 29, 2007	$29.18	$22.54	$28.11
September 28, 2007	$38.06	$27.06	$37.93
December 31, 2007	$42.21	$35.08	$38.39
March 31, 2008	$38.64	$28.47	$31.83
June 30, 2008	$34.90	$23.61	$24.50
September 30, 2008	$28.33	$17.23	$18.65
December 31, 2008	$18.86	$12.08	$15.60
March 31, 2009	$16.37	$8.47	$11.67
June 30, 2009	$16.58	$11.46	$14.58
September 30, 2009	$16.00	$12.10	$14.62
December 31, 2009	$15.60	$12.15	$12.85
March 31, 2010	$15.65	$12.52	$15.54
June 30, 2010	$15.88	$8.00	$8.15
July 26, 2010*	$9.48	$8.21	$9.43

*	High, low and closing prices are for the period starting July 1, 2010 and ending July 26, 2010.

Hypothetical Examples

The following Table of Hypothetical Values at Maturity demonstrates the hypothetical amount payable at maturity based on the assumptions outlined below. Some amounts are rounded and actual returns may be different. See section “Description of Hypothetical Examples” above.

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

Linked share: NOK

Initial price: $9.43

Protection level: 80.00%

Protection price: $7.54

Physical delivery amount: 106($1,000/Initial price)

Fractional shares: 0.044539

Coupon: 9.75% per annum

Maturity: August 31, 2011

Dividend yield: 5.24% per annum

Coupon amount monthly: $8.13

FWP-21

Table of Hypothetical Values at Maturity

	1-Year Total Return
Final Level (% Change)	Investment in the Notes		Direct Investment in the Linked Shares
+ 100%	9.75%		105.24%
+ 90%	9.75%		95.24%
+ 80%	9.75%		85.24%
+ 70%	9.75%		75.24%
+ 60%	9.75%		65.24%
+ 50%	9.75%		55.24%
+ 40%	9.75%		45.24%
+ 30%	9.75%		35.24%
+ 20%	9.75%		25.24%
+ 10%	9.75%		15.24%
+ 5%	9.75%		10.24%

0%	9.75%		5.24%

	Protection Price Ever Breached?
	NO	YES
- 5%	9.75%	4.75%	0.24%
- 10%	9.75%	-0.25%	-4.76%
- 20%	9.75%	-10.25%	-14.76%
- 30%	N/A	-20.25%	-24.76%
- 40%	N/A	-30.25%	-34.76%
- 50%	N/A	-40.25%	-44.76%
- 60%	N/A	-50.25%	-54.76%
- 70%	N/A	-60.25%	-64.76%
- 80%	N/A	-70.25%	-74.76%
- 90%	N/A	-80.25%	-84.76%
- 100%	N/A	-90.25%	-94.76%

FWP-22